Exhibit 99.1

IRVING, TX, March 31, 2008 — CEC Entertainment, Inc. announced today that retired four-star U.S. Army General Tommy Franks has been elected to its board of directors effective March 26, 2008.

“We are delighted that Tommy Franks is joining our board,” said Richard Frank, CEC Entertainment, Inc. Chairman and CEO. “General Franks’ experience of managing operations and developing strategy will be invaluable to our board and company. As we continue to enhance the Chuck E. Cheese brand both domestically and around the globe, General Franks’ international background and relationships will complement our efforts to grow our business and increase shareholder value.”

General Franks, 62, served in the U.S. Military for four decades culminating with his role as Commander in Chief of the United States Central Command where he led American and coalition troops in two strategic campaigns in two years – Operation Enduring Freedom in Afghanistan and Operation Iraqi Freedom in Iraq. Franks, who lives in Oklahoma, has been awarded five Distinguished Service Medals, four Legions of Merit, four Bronze Stars and three Purple Hearts. He received the country’s highest civilian award, the Presidential Medal of Freedom and was appointed Knight Commander of the Order of the British Empire (KBE) by order of Her Majesty Queen Elizabeth II.

About his election to the CEC Entertainment board, General Franks said, “There is something special about the sights and sounds of kids and parents enjoying themselves. That’s what we experience each time we visit Chuck E. Cheese’s, the favored entertainment destination of our grandkids. I’m delighted to join the Chuck E. Cheese’s team as the company continues to strengthen and expand the brand.”

Since his retirement from the military in 2003, General Franks has traveled around the world speaking on leadership, character and the value of democracy. During this time period, Franks’ has founded and operates Franks & Associates, LLC, a private consulting firm. He serves on the Board of Directors of Bank of America and formerly served on the Board of Directors of OSI Restaurant Partners, Inc., the parent company of Outback Steakhouse, Carrabba’s Italian Grill and Bonefish Grill. He also sits on the Board of Directors of the National Park Foundation and is co-chair of the Flight 93 Memorial Foundation. He is an advisor to the Military Child Education Coalition and is a spokesman for the Southeastern Guide Dogs Organization.

About Chuck E. Cheese’s

With its lively animated shows starring every kid’s hero, Chuck E. Cheese, and cool games, sky tubes and mazes, Chuck E. Cheese’s is certain to delight kids of all ages. Those looking for a little more action can check out the fun indoor rides like the hovering helicopter, spinning carousal and rumbling bulldozer. Best of all, kids can earn tickets valid toward fun prizes that they can take home to enjoy. Chuck E. Cheese’s offers freshly made pizza, a salad bar, appetizers and desserts for the whole family. The company is headquartered in Irving, Texas and is listed on the New York Stock Exchange trading under the ticker symbol (CEC). CEC Entertainment, Inc. consists of 487 corporately owned and operated Chuck E. Cheese’s restaurants and 44 franchise restaurants. The company operates in 48 states and five foreign countries.

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